Exhibit 99.1

NEWS RELEASE for April 28, 2005

Contact:	Allen & Caron Inc Joe Allen (investors) (212) 691-8087 joe@allencaron.com	Len Hall (media) (949) 474-4300 len@allencaron.com	CLOSURE Medical Corp Benny Ward, CFO (919) 876-7800

CLOSURE MEDICAL CORPORATION STOCKHOLDERS TO VOTE ON JOHNSON &

JOHNSON MERGER

Stockholders of Record on April 22, 2005 Eligible to Vote

RALEIGH, NC (April 28, 2005) … CLOSURE Medical Corporation (Nasdaq:CLSR) today announced that its stockholders will vote on Thursday, June 2, 2005, on a proposal to approve the merger agreement between Johnson & Johnson, Holden Merger Sub, Inc., a wholly owned subsidiary of Johnson & Johnson and CLOSURE Medical Corporation.

Stockholders of record as of April 22, 2005, will be entitled to vote and will be mailed a definitive proxy statement in connection with the meeting.

On March 4, 2005, CLOSURE announced that it had entered into a definitive agreement whereby Johnson & Johnson or its direct or indirect wholly owned subsidiaries would acquire CLOSURE.

About CLOSURE Medical Corporation

CLOSURE Medical Corporation is a global leader in the development and manufacture of innovative biomaterial-based medical devices that fulfill the needs of healthcare practitioners, patients and consumers.

For additional information on CLOSURE Medical visit its website at www.closuremed.com or visit the “Clients” section of the Allen & Caron website at www.allencaron.com.

This release includes forward-looking statements that are based on assumptions about many important factors, including the approval by CLOSURE stockholders of the acquisition; regulatory approvals of the transaction; general industry and market conditions; general domestic and international economic conditions, such as interest rate and currency exchange rate fluctuations; technological advances and patents attained by competitors; challenges inherent in new product development, including obtaining regulatory approvals and the factors listed in CLOSURE’s most recent 10-K. As such, they involve risks that could cause actual results to differ materially. The Company does not undertake to update its forward-looking statements.

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CLOSURE MEDICAL STOCKHOLDERS TO VOTE ON JOHNSON & JOHNSON MERGER

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This material is not a substitute for the proxy statement CLOSURE Medical will file with the Securities and Exchange Commission. Investors are urged to read the proxy statement, including detailed risk factors, when it becomes available, because it will contain important information. The proxy statement and other documents, which will be filed by CLOSURE Medical with the Securities and Exchange Commission, will be available free of charge at the SEC’s website, www.sec.gov, or by visiting CLOSURE Medical’s website at www.closuremed.com or the “Clients” section of the Allen & Caron website at www.allencaron.com.

CLOSURE Medical and certain of its directors, executive officers and certain other members of its management may be deemed to be soliciting proxies from CLOSURE Medical’s shareholders in connection with the proposed transaction. Investors may obtain a detailed list of names, affiliations and interests of CLOSURE Medical participants in the solicitation of proxies of CLOSURE Medical’s shareholders by reading the proxy statement when it becomes available.

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